Identifier1PHTRANS\363295\1DateStamp1 PHTRANS\363295\1


         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                            FORM 12b-25


                                                    Commission
File Number                                             1-5005

                    NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB
[ ] Form N-SAR
      For Period Ended:        December 31, 2001
[ ] Transition Report on Form 10-K        [ ] Transition Report on
Form 10-Q
[ ] Transition Report on Form 20-F             [ ] Transition
Report on Form N-SAR
[ ] Transition Report on Form 11-K
      For the Transition Period Ended:
      Read Attached Instruction Sheet Before Preparing Form.
Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                              Part I
                      Registrant Information

    Full Name of Registrant:      SELAS CORPORATION OF AMERICA

    Former Name if Applicable:    N/A

    Address of Principal Executive Office (Street and Number)2034 LIMEKILN PIKE
      City, State and Zip Code:  DRESHER, PENNSYLVANIA 19025


                              Part II
                     Rules 12b-25 (b) and (c)

      If the subject report could not be filed without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)     [X]

(a) The reasons described in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.



                             Part III
                             Narrative

      State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attached Extra Sheets if Needed)

      The registrants bank credit facility is currently scheduled to mature on April 15, 2002. The registrant and its bank have reached an agreement in principle to extend the maturity of the credit facility to January 31, 2003, and to increase the amount of available credit pending the registrants proposed disposition of its large custom engineered heat technology business in
Europe.  (See Part IV, item 3  below.)    The registrant has been
advised that audited financial statements reflecting the agreement in principle cannot be published until definitive documentation is executed. The agreement in principle could not be reduced to definitive documentation by the due date for the registrants Annual Report on Form 10-K for the year ended December 31, 2001, without unreasonable effort and expense.


                              Part IV
                         Other Information

(1) Name and telephone number of person to contact in regard to this notification

                    Francis A.Toczylowski           (215) 646-6600
                          (Name)                (AreaCode) (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[X] Yes [] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      As previously announced on March 8, 2002, the registrant has determined to dispose of its large custom engineered heat technology business in Europe and to account for that business as a discontinued operation. Also, as previously announced on March 8, 2002, the registrant reported income from continuing operations of $98,000 or $0.02 per diluted share for the quarter and $658,000 or $0.13 per diluted share for the year, compared with income of $720,000 or $0.14 per diluted share for the fourth quarter of 2000, and $3,005,000 or $0.59 per diluted share for 2000. The continuing operations include the registrants smaller heat treating furnace operations in Europe.

      For the quarter ended December 31, 2001, the registrant reported a loss of $3,674,000 or $0.72 per diluted share on sales of $19,125,000 compared with income of $314,000 or $0.06 per diluted share on sales of $21,915,000 for the similar period in 2000. For the year 2001, the Company reported a net loss of $4,617,000 or $0.90 per diluted share on sales of $89,304,000 in 2000. Losses from the discontinued operations were $3,772,000 or $0.74 per diluted share on sales of $4,008,000 for the fourth quarter and $5,275,000 or $1.03 per diluted share on sales of $15,624,000 for the year. The comparable figures for the discontinued operations for 2000 were losses of $406,000 or $0.08 per diluted share on sales of $3,543,000 for the fourth quarter and losses of $69,000 or $0.02 per diluted share on sales of $27,322,000 for the year.

                          SELAS CORPORATION OF AMERICA
                 (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


      Date: April 2, 2002                     By:  /s/Francis A.Toczylowski
                                                    Francis A.Toczylowski
                                                    VicePresident and Treasurer


      INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                             ATTENTION

      Intention misstatements or omissions of fact constitute
Federal Criminal Violations (see 18 U.S.C. 1001).


                       GENERAL INSTRUCTIONS

      1.   This form is required by Rule 12b-25 of the General
Rules and Regulations under the Securities Exchange Act of 1934.

      2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

      3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

      4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

      5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T.